UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 25, 2012

AIRTOUCH COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-146478	20-8820679
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1401 Dove Street, Suite 330 Newport Beach, California 92660
(Address of principal executive offices)

(949) 825-6570
 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

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OC 286,940,920v1 6-27-12

Item 1.01                      Entry Into a Material Definitive Agreement.

On June 25, 2012, AirTouch Communications, Inc. (the “Company”) entered into a Note Purchase Agreement with an unaffiliated investor pursuant to which the Company issued and sold an unsecured promissory note for $1,000,000. The note is in the original principal amount of $1,000,000 and bears interest on the unpaid principal amount at the rate of ten percent (10%) per annum. Upon the maturity of the note, the Company is required to pay the holder a loan fee in the amount of $100,000. All principal, interest and loan fees are due and payable on the one year anniversary of the note and may be prepaid by the Company without penalty.

On the same day, the Company also entered into a consulting agreement with the note holder pursuant to which the Company agreed to issue 363,636 shares of the Company’s common stock in consideration of certain consulting services to be rendered.  In the event that the Company does not sell at least 100,000 units of its SmartLinX product during the first 12 months following the date of the consulting agreement, the Company shall be required to issue to the holder an additional 140,000 shares of the Company’s common stock..

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 25, 2012, the Company issued an unsecured promissory note in the original principal amount of $1,000,000, as more fully described in Item 1.01 above

Item 3.02                      Unregistered Sales of Equity Securities.

On June 25, 2012, the Company issued an unsecured promissory note in the original principal amount of $1,000,000 and 363,636 shares of the Company’s common stock to one investor, as more fully described in Item 1.01 above.  The Company paid a sales commission of $90,000 and a warrant to purchase 30,000 shares of the Company’s common stock over a two period at an exercise price of $2.00 per share. The note, warrant and common shares issued pursuant to Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRTOUCH COMMUNICATIONS, INC.

Dated: July 2, 2012	/s/ Jerome Kaiser
Jerome Kaiser, Chief Financial Officer